STRATEGIC PARTNER ADVISORY FEE AGREEMENT

This Strategic Partner Advisory Fee Agreement (the "Agreement") is made effective as of August 14, 2013. (the "Effective Date")

BETWEEN:

SATTVA CAPITAL CORPORATION, a company duly incorporated under the laws of British Columbia, with a business address at 708-1155 West Pender St., Vancouver, B.C. Canada V6E 2P4.

("Sattva") or ("Adviser")

AND:

LAKE VICTORIA MINING COMPANY, INC., a company duly incorporated in Nevada with a business address at 810-675 West Hastings Street, Vancouver, B.C. Canada V6B 1N2.

(the "Company")

The Company and Sattva are, hereinafter, collectively, referred to as the "Parties" and separately as the "Party."

WHEREAS:

A. Sattva is in the business of raising equity and debt capital for public and private companies and providing advisory services with respect to M&A, divestitures and joint ventures on a fee basis.

B. The Company wishes to engage Sattva to identify Strategic Partners and facilitate investment and partnership discussion with such parties for the purpose of putting its projects in Tanzania into production.

C. Sattva will canvas potential Strategic Partners acceptable to the Company, including coordinating visits and disclosure of information to potential Strategic Partners and advising the Company of their intentions.

D. In consideration of the services to be provided by Sattva, the Company agrees to compensate Sattva in the event a transaction related to one of its Strategic Objectives is completed with one or more Strategic Investors introduced to the Company by Sattva.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herein agree as follows:

1. DEFINITION

"Closing" means the time of actual receipt of the cash benefit or consideration by the Company from the Strategic Partner.

"Confidential Information" means information which is non-public, confidential or proprietary in nature relating to the Strategic Investors such as names, addresses, telephone numbers, or email addresses of any people working for the introduced Strategic Investors(s), including their agent(s), in connection with a potential transaction involving one of the Strategic Objectives, whether oral, written, via email, computer disk or electronic media or otherwise, provided by Sattva to the Company on or after the Effective Date.

"Consideration" in the case of a Purchase Transaction, the aggregate amount of cash paid by the Strategic Partner for the Company or the subject mineral property.

"**Exchange Rate**" for the purpose of calculating Consideration in Canadian dollars means the CDN $/US $ exchange rate expressed by the Bank of Canada at the close of the business day prior to the issuance of the press release announcing the transaction involving one of the Strategic Objectives.

"Financing" means an equity investment in the Company; funds received by the Company from a royalty sale to or a streaming arrangement with an introduced Strategic Partner; or a debt facility arranged by such Strategic Partner.

Initial Introduction means the date the Strategic Investor signs the Company's confidentiality agreement.

"Purchase" refers to the sale of the Company or an interest in a mineral property owned by the Company to the introduced Strategic Partner.

"Representatives" means the existing and future directors, officers, employees, agents, legal advisers, accountants, consultants, and potential providers of finance to the Company and financial advisers of, or to, the Company.

"Strategic Objectives" refers to one of the following potential transactions that may result from discussions with the Strategic Partner(s): an equity financing in the Company, a merger with the Strategic Partner or its subsidiary, the purchase of the Company or one or more of its assets by the Strategic Partner and/or an offtake arrangement.

"Strategic Partners" means state-owned enterprises, private investment holding companies, (hedge) funds, private equity firms, royalty/streaming companies, international (metals) trading companies, and producers, whether publicly traded or private from North America or around the

2. TERMS OF ENGAGEMENT

A The Company hereby engages Sattva on a non-exclusive basis as financial adviser in connection with the Strategic Objectives. During the term of the engagement, Sattva will provide the Company with financial advice and assistance, which may include performing valuation analyses; evaluating and recommending structures, strategies and timing for the transactions; assisting the Company in preparing an information memorandum for potential Strategic Partner(s); searching for Strategic Partner(s) acceptable to the Company, including identifying and contacting potential Strategic Partner(s); marketing assistance and assisting the Company in preparation of investor presentations; coordinating visits of and disclosure of information to potential Strategic Partner(s); assisting the Company in negotiating the financial aspects of the transaction; and such other financial advisory and investment banking services as a customary for similar transactions.

B For the purpose of avoiding duplication, the Company may provide Sattva in writing with a specific list of names of parties Sattva should not approach. This list may be updated from time to time by the Company as desired.

C The Company agrees on behalf of its Representatives not to disclose to any third parties any names, addresses, telephone numbers, facsimile numbers, or e-mail addresses of any introduced Strategic Investor(s). The Company recognizes that such information about the introduced parties is the exclusive and valuable property of Sattva unless such information is obtained from sources other than Sattva.

D The Company agrees to disclose Confidential Information only to those Representatives who require such Confidential Information to evaluate or advise the Company regarding a possible transaction with the Strategic Partner with the understanding that those in receipt of the Confidential Information shall be advised of the confidential nature of such Confidential Information.

E. Sattva agrees to hold in strict confidence any discussions, negotiation or any related business dealing between the Company and any Strategic Partner. Sattva will enter into a standard confidentiality agreement in the event Sattva is to be provided with any specific details or confidential information relating to any potential transaction between the Company and any Strategic Partner.

F. Sattva confirms that it is aware of, and agrees to abide by, all applicable securities laws, rules and regulations relating to insider trading, tipping and related infractions.

G. Sattva agrees that nothing contained in this Agreement shall be construed as creating any obligation on the Company to accept transactions with any of the Strategic Partners introduced by Sattva.

3. COMPENSATION

a) For such advisory services, the Company agrees to pay Sattva CDN $ NIL per month for the first three months of this engagement, payable in cash (the "Retainer Fee").

b) In connection with the conclusion of a transaction meeting the Strategic Objectives involving the introduced Strategic Partner, the Company agrees to pay Sattva a success fee (the "Success Fee") as elaborated below:

(i) Upon the completion of Purchase Transaction, a cash fee equal to 10% of the Consideration.

(ii) Upon completion of a Financing, a cash fee equal to 10% of the gross value of the proceeds of the Financing.; if the Financing is in the form of a standby, (revolving or otherwise) debt facility provided or arranged by the introduced Strategic Partner, a cash commission equal to 5% of the amount drawn will be paid until such time the facility is exhausted.

c) Amounts paid into escrow and contingent payments in connection with any Strategic Objectives transaction will be included as part of the aggregate consideration. The portion of Sattva fee relating to amounts paid into escrow will be payable upon the release of the amounts from such escrow. If the consideration in connection with any Strategic Objectives transaction may be increased by payments related to future events, the portion of our fee relating to such contingent payments will be calculated and paid if and when such contingent payments are made.

4. TERMINATION.

(i) The term of this Agreement (the "Term") shall commence on the Effective Date and shall remain in force for a period of one year from such date. The provisions of this Agreement shall be continuing obligations, and shall survive the cessation or abandonment of the talks with the Strategic Partner brought to the Company by Sattva.

(ii) Any termination or lapse of this Agreement (in whole or in part) shall be without prejudice to any accrued rights or obligations under this Agreement arising prior to the time of such termination or lapse.

(iii) Notwithstanding the expiration of this Agreement, in the event the Company enters into any transaction with the introduced Strategic Partner within two years of the Initial Introduction, the Company shall pay Sattva a Success Fee as outlined in Clause 3 above.

5. GENERAL

a) This Agreement is subject to, governed by, interpreted and implemented in accordance with the laws of British Columbia.

b) This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understanding, both written and oral, between the Parties hereto with respect to the subject matter.

c) The Success Fee payable is subject to (if applicable) relevant regulatory approval. The Company shall use its best efforts and act in good faith to seek approval for the fee payable in a timely manner, to satisfy or cause the satisfaction of the conditions precedent to its respective obligations under the Agreement.

d) Any written or oral advice provided by Sattva in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent.

e) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

f) None of the terms or conditions of this Agreement may be waived except in writing by the Parties, which are entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Sattva and the Company.

g) All notices under this Agreement shall be in writing and shall be given to the Parties at their respective addresses set forth above by registered mail. Notices by email shall not be valid unless directly responded to by the recipient in writing via email.

h) Any changes or modifications to this Agreement shall be executed in writing and be secured by mutual endorsements by both Parties.

i) Should the Acquisition, Arrangement, or Financing that is the subject of this agreement become known in the public domain, Sattva will be entitled to acknowledge in marketing materials that it has assisted in respect of that transaction.

j) Although Sattva (in the course of other relationships) may acquire information relevant to the Company or this Agreement, it has no obligation to disclose this information to the Company if confidentiality obligations prohibit its disclosure.

k) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, enforceability or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to

the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

l) The Company agrees to make a reasonable effort to keep Sattva informed of the progress of talks with the introduced Strategic Partner(s).

m) Each of the Parties undertakes at all times to do all such things, perform all such acts and take all such steps, and to procure the doing of all such things, within its power and control, as may be open to it and necessary for and incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

n) In the event that Sattva becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including the shareholders of the Company, in connection with or as a result of our engagement, the Company periodically will reimburse Sattva for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith. The Company will also jointly indemnify and hold Sattva harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in this Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Sattva in performing the services that are the subject of this Agreement.

o) This Agreement may be executed in counterpart, by facsimile, emailed scanned copy, each of which so executed shall be deemed to be original and together shall be deemed to constitute one and the same instrument.

By signature below, the Parties are bound to the terms and conditions of this Agreement.

SATTVA CAPITAL CORP.

By an authorized Signatory

Per: ____________

Name: Jane Tennant

Title: Chief Compliance Officer

LAKE VICTORIA MINING COMPANY, INC.

By an authorized signatory

Per: ____________

Name: David Kalenuik

Title: President & CEO